Exhibit 10.2

May 28, 2014

Mr. Jeffrey Potrzebowski

13357 Winter King Court

Carmel, Indiana 46074

Dear Jeff:

I am pleased to offer you a position on my Senior Leadership Team as the Vice President of Finance and Chief Financial Officer for BASi. With your experience and BASi’s planned growth of the company, I am confident that you will be a valuable addition to my team.

In your role as Vice President of Finance and Chief Financial Officer, you will lead the financial services staff, be the ultimate financial contact with clients, auditors and banks and own responsibility for assisting the Senior Leadership Team on all strategic and tactical matters as related to budget management, cost benefit analysis, forecasting needs, securing appropriate funding, and positioning the Company for growth. In addition, you will be responsible for strengthening existing collaborations, building new partnerships, and executing programs and initiatives to support the BASi mission statement. You will be called upon to perform certain services for the Company including, without limitation, the duties as outlined in the job description for this position as well as other duties which may reasonably be required to conduct the Company’s business.

This letter outlines the compensation and fringe benefits of the position. As we have discussed, your hours may vary, given both the Company’s needs and your needs. We have outlined a plan of three (3) days per week from your Effective Date through mid-August, five (5) days or full time from mid-August through calendar year-end. Then, three (3) to five (5) days a week thereafter. Your expected start date will be June 9, 2014.

Your base gross salary will be Two hundred thousand dollars ($200,000) per year with a targeted Annual Incentive Bonus payout of thirty (30) percent. This variable compensation program is as defined in the BASi’s Annual Incentive Bonus Plan (AIBP) enclosed and is based upon both individual and company-wide performance to goals. This AIBP payout could range between zero percent (if no individual goals are achieved) and 165% of the target.

You will receive a car allowance of Five hundred dollars ($500) per month to be paid in two equal installments in the first two pay periods of each month, not to be subject to proration based upon hours worked.

On the Effective Date, you will receive a grant of options to purchase 10,000 BASi shares under the 2008 Stock Option Plan and an option agreement to be entered into between the Company and yourself as the Employee. The exercise price of the Options shall be the fair market value of the Company's common shares on the trading day prior to the Effective Date (determined as provided in the Option Plan). The Options will vest and become exercisable in three equal annual installments on the first, second, and third anniversaries of the Effective Date.

During your designation as part-time status, less than 30 hours per week, you will not be entitled to BASi’s benefit package as summarized in the BASi Employee Handbook which accompanies this letter. These benefits include, but are not limited to: group health insurance (PPO or HDHP), dental care, vision care, a 401(k) deferred tax savings plan, an elective flexible spending account, elective supplemental life insurance, and elective short term disability. In order to allow for health insurance and ancillary health benefits, as of your Effective Date, BASi will pay you an allowance of $600 (six hundred dollars) per month as a contribution towards your benefits coverage which you will attain personally.

In addition to the normal vacation accrual, personal days and Employee holidays as identified in the Employee Handbook, you will receive an additional five (5) vacation days, available for use per the Employee Handbook, for a total of fifteen (15) days of vacation per year, not to be subject to proration based upon hours worked. Please contact Human Resources if you have questions regarding company benefits.

As an Employee, you agree that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by you nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company's employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of your employment with the Company. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into your possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

As an Employee, you agree to abide by all of the conditions of the Company Code of Conduct and Ethics.

Please note that employment at BASi is at-will which allows that either you or BASi may terminate the employment relationship for any reason at any time. This letter, in addition to the Confidentiality Agreement (copy enclosed) constitutes BASi’s offer in its entirety. Your signature on this offer letter will constitute your formal acceptance.

Please sign the acceptance portion of this offer letter and return the originals to Jill Lynn, the BASi Director of Human Resources, Facilities and Safety, while keeping the enclosed copies for your records.

If you have any questions, please contact me at 765-497-5829 or Jill Lynn at 765-497-8318.

Congratulations! I look forward to welcoming you to the BASi leadership team.

Sincerely,

Jacqueline M. Lemke

President & CEO

BASi

cc:        Jill Lynn, BASi Director of Human Resources, Facilities and Safety

I accept the Vice President of Finance and Chief Financial Officer position at BASi as described in the offer letter from Jacqueline M. Lemke, President & CEO, dated May 28, 2014.

Jeffrey Potrzebowski	Date